Exhibit 10

January 26, 2005

Mr. Don H. Davis, Jr.
Rockwell Automation, Inc.
777 East Wisconsin Avenue
Milwaukee, Wisconsin 53202

Re: Post-Retirement Services

Dear Don:

As you know, Rockwell Automation, Inc. (the “Company”) traditionally has provided certain office and secretarial support and other benefits to its retired Chief Executive Officers. Set forth below is a summary of the post-retirement benefits that the Company will be supplying to you.

1.
The Company will provide you with an office at 777 East Wisconsin Avenue, Milwaukee, Wisconsin for five years. If the Company moves its offices, the Company will provide you with a comparable office in the downtown Milwaukee area. The Company will also provide you and your administrative assistant with parking, an office computer, printer, telephone, fax machine and other reasonable office supplies and reasonable support and maintenance services related thereto.

2.	The Company will continue to carry one administrative assistant on its payroll to support your office activities for five years.

3.
You will be permitted to continue your membership in the Big Canyon Country Club (the “Club”) located in Newport Beach, California until July 1, 2005. Beginning February 1, 2005, you will be responsible for paying all dues and membership costs for as long as your membership in the Club continues. You may terminate your membership in the Club at any time prior thereto and will notify the Company promptly if you decide to terminate. Following July 1, 2005, or, if earlier, the date you decide to terminate your membership, you and your successors will take all actions necessary to assist in the transfer or disposition. All proceeds paid upon any such transfer or disposition are the sole property of the Company.

Very truly yours,	Accepted and Agreed to:

/s/ Douglas M. Hagerman

Douglas M. Hagerman	/s/ Don H. Davis, Jr.
Senior Vice President, General Counsel	Don H. Davis, Jr.
and Secretary